UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 3, 2020 (Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington	000-13468	91-1069248
(State or Other Jurisdiction of Incorporation)	(Commission File No)	(IRS Employer Identification Number)

1015 Third Avenue, Seattle, Washington		98104
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 674-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	EXPD	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document contain forward-looking statements that involve risks and uncertainties, including statements such as our ability to: increase our service offerings to help minimize disruption; to utilize premium ocean services to help customers improve overall transit times and container availability; to adapt well to volatile environments; to maintain good relationships with our service providers; to gain efficiencies; to invest in our employees and maintain a “no lay off” policy; to improve our operating efficiencies and improve processes; to deploy cash in the same manner as we have historically, including meeting operating requirements, continuing to make semi-annual dividend payments, and to repurchase shares in the open market; to purchase necessary air and ocean capacity; and to anticipate customer demand. All of these statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, the duration and scope of the COVID-19 pandemic and its impact on the demand for our services as well as its impact on our customers and service providers; the pace of re-opening and recovery of global economies; and general economic uncertainty impacting global trade, as well as the other risks and uncertainties that can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in our most recently filed Quarterly Report on Form 10-Q and Expeditors’ subsequent filings with the Securities and Exchange Commission. We assume no obligation to update any forward-looking statement that we may make.

SELECTED INQUIRIES RECEIVED THROUGH NOVEMBER 6, 2020

1.

Despite recent record high rates to ship ocean containers, your 3Q gross margins in the ocean segment remain closer to the highs of ~27% reached in the latter half of the 2010s than they do to the sub-22% lows seen earlier in the decade.

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How has Expeditors managed to maintain these historically high gross margins in ocean through recent rate volatility, which seems to have settled in at very high absolute levels at least through the 2020 peak season?

The COVID-19 pandemic has brought many challenges to the ocean transportation industry. There are capacity constraints and there is port congestion at major terminals around the globe due to an influx of cargo shipped during the quarter. We increased our service offerings to help minimize the disruptions through the utilization of other related services such as expedited door deliveries and transload/crossdock services. We also provided premium ocean services to help customers improve overall transit times and container availability at destination.

-	Are there cyclical factors at play here that could become a headwind in 2021, particularly around the timing of your rate negotiations with your ocean liner partners?

While the COVID-19 pandemic is nothing like we have seen in our history, we do believe that every year of rate negotiations is different from prior years. Capacity and demand are always moving. We believe that the timing of our negotiations will be much the same as it has been in prior years but that the outcome of space and pricing will be a reflection of the current market, as well as the expected market, through the contract period.

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Please share your current thoughts on the combination of technology and closer carrier collaboration (e.g. efforts by Maersk and others to disintermediate forwarders with electronic platforms for direct booking), and how those efforts could impact Expeditors’ ocean shipping strategy going forward.

The larger customers (BCOs – Beneficial Cargo Owners) have a history of signing contracts and working with one or two carriers and they may opt to use some of these tools. Our ocean customers prefer choice and flexibility, which is why they use a Non Vessel Owner Common Carrier (NVOCC) model instead of entering into direct contracts with carriers. Even with the tools, we suspect that many customers will still require some level of engagement, as it is highly unlikely that they will want to enter all of the data themselves.

Based on our experience, many small and medium-size shippers really want flexibility and multiple carrier choices, which is why they prefer the NVOCC relationship. Our very sophisticated booking platforms have been in place for many years and allow our customers to customize shipper business rules designed to reduce shipment processing exceptions and build efficiencies by encouraging customers to book online, thereby eliminating manual processes.

2.

What were the biggest drivers to improved operating leverage during 3Q20? Given the outsized decline in selling and promotion costs during 3Q20 which likely won’t repeat to the same magnitude, did you find opportunities to cut some of those costs so that those expenses can normalize at a lower level than prior cycles?

Our District Managers did a great job limiting employee growth and controlling operational expenses through the first nine months of 2020. We regularly review our processes in conjunction with our operating expenses to identify areas where we need to improve efficiency. However, the COVID-19 pandemic has forced us to look at our operations and expenses with a different lens and has challenged some of our previous assumptions. Over the last two quarters, we have identified a few areas where we believe we can gain some efficiencies and we expect these benefits should result in modest improvements in 2021.

3.	What is your view on continuing to invest in headcount growth, as you did during the 2008-2009 recession?

Investing in our employees is critical to the future success of our company. As a service-based business, we will only be successful if our people are successful. In 2008-2009, the last time we witnessed a significant downturn in our industry, we implemented a “no lay off” policy because we knew business would come back at some point in the future and that we would need these employees to execute and grow our business. Looking back on that decision, we know it was the right thing to do for both our employees and our business. During that time, we redeployed employees to analyze and improve our operational processes and work on strategic projects.

In early 2020, we again implemented a “no lay off” policy for many of the same reasons as in 2008-2009. Each of our District Managers is closely monitoring shipment counts and volumes in each of our products and redeploying personnel to meet customer and operational needs. As we see sustainable volume growth, we will once again add employees to meet these needs. In addition, we are continuing to invest in specific strategic areas such as our information systems and enhancing digital solutions for our customers

4.	As passenger belly space normalizes at some point in the future, how can EXPD position its model to achieve still-above-market airfreight yield growth in a post-COVID world?

With the eventual return of passenger travel, many airlines will be much different than they were pre-COVID-19 with regards to network and fleet size. Airlines have been retiring older aircraft, cancelling or postponing future orders of new aircraft and reducing routes, all in the effort to right-size their organizations. Our global capacity procurement programs, which focus on creating a mutual win/win for our airline partners and for us, continue to support our current capacity through these challenging market conditions and when the market begins to normalize.

5.	EXPD continues to generate an abundance of free cash flow, how do you expect to deploy capital and what do you view to be the most prudent uses of cash going forward?

We expect to deploy cash in the same manner as we have historically. Our capital allocation strategy has always been to invest in the company first. Some recent examples are the purchase of a digital online shipping platform for Koho and the development of Cargo Signal and Carrier Allocation technologies. We also maintain a significant amount of cash in our international subsidiaries to be sure they can meet their operating requirements, including making significant cash advances for customs brokerage customers.

Second, we have increased our dividend payments for the past 27 years and we plan to continue paying semi-annual dividends to our shareholders. Lastly, we review our global working capital needs, cash flow expectations, and market conditions to determine if there is an opportunity to repurchase shares in the open market. The Board of Directors has authorized repurchases of outstanding common stock down to 160 million shares. During the nine months ended September 30, 2020, we repurchased 4.4 million shares.

6.	Over the longer-term, what technologies do you expect to become either commonplace across the industry or unique to EXPD to enhance its value-add?

Digitization continues to be the trendy term when referring to technologies used in our industry and many others. We believe that much of our operations and communications with customers, service providers, and government agencies occur in a digitized environment. As technology changes, there will always be room for improvement with new and emerging technologies and more effective uses of technology. We believe the specifics of what we will use and how we will use it is a competitive differentiator and do not believe it would be wise to share our future technology thoughts and secrets in a public environment.

7.

One question I have is re: charters. Is there any change in purchased transportation cost profile due to the charters? Our work indicates there could be some pull-forward of payment (airlines asking for more cost up front) so more front-loading of costs. Any comment?

Airlines and charter brokers offering dedicated charter aircraft have always had a pay-up-front requirement. The COVID-19 pandemic has not changed this requirement and we anticipate this remaining as the standard payment process. Revenue and directly related transportation costs are recognized as services are performed in accordance with our revenue recognition policies.

8.	Given the unprecedented nature of current operating conditions, what steps/changes do you foresee shippers/customers making to their supply chain?

We believe that customers will spend a great deal of time talking about and planning for resiliency in their future supply chain. This is likely to include a review of manufacturing diversity, inventory carrying concepts, shipping modes, and a review of their transportation partners. We further believe that the review of transportation partners will focus on the partner’s performance during the COVID-19 pandemic, their financial strength and ability to weather future disruptions as well as its ability to continue to provide innovative solutions in markets that could look different from pre-COVID-19 environments.

9.	Do you expect the Koho platform to eventually extend beyond LTL specific shipments? In what way does the Fleet Logistics expand the Koho platform?

It is still early days, but extending and growing the Koho platform is absolutely something that we are exploring, just as we do with all of our products and services. We launched Koho in 2019 with the simple goal of servicing under-represented small shippers, providing them access to space and rates through a digital platform. That platform was developed through the efforts of our strategy team, which identified an underserved market for LTL shipments. Koho allows a smaller, infrequent shipper to instantly compare carriers and easily choose the best rate and schedule for managing shipments via a single, highly intuitive, and entirely digital platform. Without getting into specifics for competitive reasons, we can say that Fleet Logistics extends the Koho platform with certain capabilities that meaningfully enhance the online booking and procurement experience. Koho had already been working with Fleet Logistics and we recognized the benefits of their technology early on, making it very attractive for us to fully integrate their system into Koho and bring their people on board to Expeditors. We have been extremely pleased with how closely their culture aligns with ours and we welcome the team at Koho to Expeditors.

10.

Please provide any perspective on charter activity – where the number of flights Expeditors ran the highest in company history? Presumably charter activity will moderate from peak levels, but to what extent do you expect charter activity during 2020’s peak (say, mid-October through early December)?

While the recent level of charter activity surpassed previous quarters, the number of total planes we typically move remained lower (inclusive of charters and our other air carrier partners) than in other periods in our history. With the continuation of reduced passenger travel and as the airline industry right-sizes their fleets, we expect capacity to remain tight during the remainder of 2020 and into 2021. We plan to continue to purchase the necessary capacity through a combination of our traditional air carrier arrangements and, if necessary, supplemented through the use of available charters.

11.

Expedited ocean freight (LTL) services appear to have become more viable, given introduction of such services and unique challenges facing airfreight outbound from North Asia (delays at airports, etc.) during 2Q20. Do you see an expanding role for expedited ocean freight on a more sustained basis?

Expeditors has provided fast ocean services for many years. As a result, we were able to respond quickly to our customers’ need to accelerate Less than Container Load (LCL) shipments as an alternative to all airfreight modes. By utilizing our carrier partners’ fast services, we were able to transform our own standard LCL service into dedicated LCL express service options. Given our customers’ experience with our LCL solutions, we do expect to continue to see heightened demand for expedited ocean services.

We have spent significant time and effort building an LCL product that is unique in the market. This product is controlled and managed through our network, not sourced outside the company. With a focus on compliance, quality, consistency, and efficiency of the service, we believe customer demand in the future will likely increase. We expect to continually expand our offering in order to provide the best and most comprehensive Full Container Load (FCL) and LCL solutions for all our customers’ needs.

12.	Do you expect further reductions to senior executive management bonus allocations in 2021 or longer term beyond those that have been made in recent years?

When the bonus model was created at Expeditors, it always anticipated on-going reductions of individual bonus percentage allocations. The simple plan was for the company to grow, which required the continued development and hiring of talented employees and we believed that these employees also needed to be compensated through the bonus plan.

Increasing the available bonus pool was never an option and instead required existing participants to take a “smaller piece of a larger pie.” We believe that we have lived up to that expectation and expect to do so in the future. Our recent reductions have allowed us to fund, among other items, the creation and development of our strategy team and our digital logistics team. We suspect these types of investments as well as growth of our business in general may require additional reductions, however we do not have set times when these reductions might occur.

13.	The timeline for a broadly shipped COVID vaccine clearly remains uncertain. But in the case that vaccine(s) begin to ship in large quantities in early 2021:
-	What are your customers doing today to prepare their supply chains to ship COVID vaccines?
-	What special handling do vaccines require?
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What do you expect to be a more significant gating factor to shipping a high volume of vaccines quickly – issues specific to the cargo (refrigeration, handling, etc.), or the broader capacity constraints in the air cargo market since passenger flights and their belly capacity were sharply reduced earlier this year?

-	How do you expect Expeditors and other freight forwarders to participate in vaccine supply chains?
-	What types of vaccine shipments are better suited to the integrated air/ground express networks operated by FedEx, UPS, and DHL?
-	Is vaccine distribution an opportunity for Expeditors’ Transcon product, where you offer white glove temperature‐controlled land‐based shipping?

Our current business consists of many different product verticals, one of which is our Health Care vertical. In this vertical we currently handle vaccines and similar items. The biggest difference with these types of shipments is they usually require temperature control and in some cases can be considered dangerous goods.

The pharmaceutical manufacturers that are producing the vaccines, and the logistics providers (excluding Expeditors) that work with these customers, have a great deal of knowledge and expertise in shipping these products. Due to the fact that much is still unknown about when or how a vaccine rollout will occur, it is difficult to fully prepare.

During this period of supply and demand imbalances in the airfreight market due to the removal of significant numbers of passenger flights, we believe there is the potential for issues and challenges to vaccine distribution plans. We believe these challenges can be overcome through solutions such as the use of lower deck passenger charters as distribution costs of the vaccine are not as important when weighed against the need to quickly get the vaccines from the point of manufacture to the patient location.

Opportunities exist for Expeditors, beginning with the initial movement of raw materials used in manufacturing and then through to the distribution of the vaccines.

14.	IATA recently said they think it’ll take 5 years for passenger demand to return to pre‐pandemic level. Do you think the airfreight market has been structurally impacted by COVID‐19?

We believe that current passenger airline capacity is approximately 30 – 50% of air cargo moved via passenger aircraft of that prior to the COVID-19 pandemic. The impact to each geography differs as the use of passenger aircraft is more prevalent in certain markets than it was in others.

A portion of the demand has been supplemented through the use of charter aircraft, however the charter market has not been able to satisfy all of the extra demand.

Based on the above, our answer to the question of the market being structurally impacted would be yes but we don’t know if this is a temporary structural change or a long term structural change. Most people we speak with believe that passenger demand will return at some point in the future. When this occurs, common wisdom is that lower-deck cargo capacity will return.

In the meantime, the question remains if organizations (airlines, charter operators, etc.) will invest in new freighters or if they will convert existing aircraft into freighters. We don’t own aircraft and don’t claim to understand the costs associated with owning aircraft, but we suspect the decision to make these investments requires the belief that lower-deck capacity will not return or return at pre-COVID-19 levels at any point in the near future.

15.

Did the strong EBIT growth this quarter cause the company to reconsider not chasing growth at the expense of net revenue margin (longer-term)? Or is the strong EBIT growth and margin not sustainable over an extended period without increased investment in additional infrastructure and people? Roughly speaking, what was the average increase in employees’ hours during the quarter, assuming the company can estimate such a measure (i.e., login time, etc.)

We think this question is really asking about productivity and what that might look like in the future so that is the answer we will provide. Our apologies in advance if we missed the intent of the question.

First, Expeditors approach has always been that the pursuit of profitable business takes precedence over the growth for volumes sake. We believe that we are of the size and scale that allows access to capacity and pricing that permits us to compete with the largest players in our market.

We further believe that we have developed a culture of efficiency that requires constant focus on productivity gains. Our compensation programs reinforce this culture. We also understand that productivity gains will likely not include major increases moving forward and instead will come in smaller increments.

In the last two quarters, we recognize that shipment counts were down and that our employee headcount has remained fairly steady due to our approach of not laying off our employees (we believe business will return and we will need these employees). Our staff worked extremely hard but productivity was down simply due to the fact that we had fewer shipments and roughly the same number of employees. The point to this statement is that we don’t always have the ability to impact productivity in the short-term as it is often subject to outside influences.

As we continue to grow we will require additional investments in people, facilities, systems, etc. Our approach towards constantly improving efficiency should allow us to control the investments and make small incremental gains.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

December 3, 2020	/s/ BRADLEY S. POWELL
Bradley S. Powell,
Senior Vice President and Chief Financial Officer